EXHIBIT 16.1

[Letterhead of Mantyla, McReynolds LLC]

June 12, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated June 6, 2002, of Mobilepro Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Mantyla, McReynolds